EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated August 4, 2009 (the "Agreement"), is between WE SELL FOR YOU CORP., a Florida corporation ("WSFU"), and ProIndia International Inc. ("ProIndia") and a wholly-owned subsidiary of WSFU. WSFU and ProIndia are sometimes hereinafter collectively referred to as the "Constituent Corporations."

RECITALS

WHEREAS, WSFU is a corporation organized and existing under the laws of the State of Florida, and, as of the date hereof, has 86,400,000 shares of common stock, $.0001 par value per share, issued and outstanding ("WSFU Common Stock").

WHEREAS, ProIndia is a corporation organized and existing under the laws of the State of Delaware, and, as of the date hereof, has 100 shares of common stock, par value $0.0001 per share, issued and outstanding ("ProIndia Common Stock"), all of which are held by WSFU.

WHEREAS, the respective sole Directors of WSFU and ProIndia have adopted and approved, as the case may be, this Agreement, which is the plan of merger for purposes of the Florida Business Corporation Act and the agreement of merger for purposes of the Delaware General Corporation Law, and the transactions contemplated by this Agreement, including the Merger (as hereinafter defined).

WHEREAS, the sole Director of WSFU has determined that for the purpose of effecting the reincorporation of WSFU into the State of Delaware, this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of WSFU and its shareholders, and the sole Director of ProIndia has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of ProIndia and its sole stockholder.

WHEREAS, the respective sole Directors of WSFU and ProIndia have determined to recommend this Agreement and the Merger to their respective shareholders and stockholder, as the case may be.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, WSFU and ProIndia hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

THE MERGER

  1.1.  Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Florida Business Corporation Act, WSFU shall be merged with and into ProIndia (the "Merger"), whereupon the separate existence of WSFU shall cease and ProIndia shall be, and is hereinafter sometimes referred to as, the "Surviving Corporation."

  1.2.  Filing and Effectiveness.  The Merger shall become effective, upon the filing of (i) the certificate of merger with the Secretary of State of the State of Delaware and (ii) the articles of merger with the Secretary of State of the State of Florida, unless another date and time is set forth in the certificate of merger and the articles of merger.  The date and time when the Merger shall become effective is referred to herein as the "Effective Date of the Merger."

  1.3.  Effect of the Merger.

       (a)  On the Effective Date of the Merger, the separate existence of WSFU shall cease, and the Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the Florida Business Corporation Act.

       (b)  Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Date of the Merger, all the properties, rights, privileges, powers and franchises of WSFU shall vest in the Surviving Corporation, and, subject to the terms of this Agreement, all debts, liabilities, restrictions, disabilities and duties of WSFU shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

  2.1.  Certificate of Incorporation.  The Certificate of Incorporation of ProIndia in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

  2.2.  By-laws.  The By-laws of ProIndia in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the by-laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

  2.3.  Directors and Officers.  The director and officers of the Surviving Corporation as of the Effective Date of the Merger shall be the same as the director and officers of WSFU immediately prior to the Effective Date of the Merger.

ARTICLE III

MANNER OF CONVERSION OF SHARES

  3.1.  WSFU Common Stock.  Upon the Effective Date of the Merger, each share of WSFU Common Stock (excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into the right to receive one fully paid and nonassessable share of ProIndia Common Stock (the "Merger Consideration").  As of the Effective Date of the Merger, all shares of WSFU Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate that previously represented such shares of WSFU Common Stock shall thereafter represent the Merger Consideration for all such shares.

  3.2.  Dissenting Shareholders.  Any holder of shares of WSFU Common Stock who perfects his or her dissenters' rights of appraisal in accordance with and as contemplated by Section 607.1302 of the Florida Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to Sections 607.1320 through 607.1333 of the Florida Business Corporation Act; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Business Corporation Act, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made.  In the event that after the Effective Date of the Merger a dissenting shareholder of WSFU fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting shareholder shall be entitled to receive the Merger Consideration in accordance with Section 3.1 upon surrender of the certificate or certificates representing the shares of WSFU Common Stock held by such shareholder.

  3.3.  ProIndia Common Stock.  Upon the Effective Date of the Merger, each share of ProIndia Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

  3.4.  Exchange of Certificates.

       (a)  After the Effective Date of the Merger, each holder of an outstanding certificate representing WSFU Common Stock (excluding holders of certificates who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) may, at such holder's option, surrender the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the Merger Consideration.  Until so surrendered, each outstanding certificate theretofore representing WSFU Common Stock shall be deemed for all purposes to represent the Merger Consideration and the associated rights.

       (b)  The registered owners of WSFU Common Stock on the books and records of WSFU immediately prior to the Effective Date of the Merger (excluding registered owners who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) shall be the registered owners of ProIndia Common Stock on the books and records of ProIndia immediately after the Effective Time of the Merger, and the holders of shares of WSFU Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of ProIndia Common Stock that the holders of WSFU Common Stock would be entitled to receive pursuant to the Merger.

       (c)  Each certificate representing ProIndia Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing WSFU Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

       (d)  If any certificate representing shares of ProIndia Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV

GENERAL PROVISIONS

  4.1.  Covenants of WSFU.  WSFU covenants and agrees that it will on or before the Effective Date of the Merger take all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

  4.2.  Covenants of ProIndia.  ProIndia covenants and agrees that it will on or before the Effective Date of the Merger:

       (a)  take such action as may be required to qualify to do business as a foreign corporation in the states in which WSFU is qualified to do business immediately before the Effective Date of the Merger and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

       (b)  take all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

  4.3.  Conditions to the Obligations of the Constituent Corporations to Effect the Merger.  The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the Merger of the following conditions:

       (a)  The Agreement shall have been approved by a majority of the outstanding shares of WSFU Common Stock entitled to vote on the Agreement, and the Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of ProIndia Common Stock entitled to vote on the Agreement.

       (b)  No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

       (c)  Holders of shares of WSFU Common Stock holding no more than one percent (1%) of the outstanding WSFU Common Stock shall continue to have a right to exercise appraisal, dissenters' or similar rights under applicable law with respect to their WSFU Common Stock by virtue of the Merger.

  4.4.  Further Assurances.  From time to time, as and when required by ProIndia, WSFU shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and WSFU shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in ProIndia or confirm that ProIndia shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of WSFU on the Effective Date of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the Effective Date of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.

  4.5.  Abandonment.  At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the shareholders or stockholder, as the case may be, of any or both of the Constituent Corporations.

  4.6.  Registered Office.  The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and Corporation Service Company is the registered agent of the Surviving Corporation at such address.

  4.7.  Agreement.  Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in Melbourne, Victoria, Australia, and copies thereof will be furnished to any shareholder or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.

  4.8.  Governing Law.  This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws) and, so far as applicable, the merger provisions of the Florida Business Corporation Act.

  4.9.  Counterparts.  In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, WSFU and ProIndia have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

WE SELL FOR U CORP.
a Florida corporation

By:	/s/ Peter Lee
Peter Lee
Chief Financial Officer and Secretary

ProIndia International Inc.
a Delaware corporation

By:	/s/ Joseph Gutnick
Joseph Gutnick
President